      As filed with the Securities and Exchange Commission on June 13, 1997

                                           Registration No. 333-26835


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                AMENDMENT NO. 1

                                       TO


                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 RENT-WAY, INC.
             (Exact name of registrant as specified in its charter)

             Pennsylvania                               25-1407782
           (State or other                           (I.R.S. Employer
           jurisdiction of                        Identification No.)
          incorporation or
            organization)

                              3230 West Lake Road
                            Erie, Pennsylvania 16505
                                 (814) 836-0618
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                       William E. Morgenstern, President
                              3230 West Lake Road
                            Erie, Pennsylvania 16505
                                 (814) 836-0618
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------
                                    Copy to:

                               John J. Zak, Esq.
                 Hodgson, Russ, Andrews, Woods & Goodyear, LLP
                              1800 One M & T Plaza
                            Buffalo, New York 14203

                                   ----------

   Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

     If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

     If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

______________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE


     This Registration Statement contains two prospectuses. The first prospectus forming a part of this Registration Statement is to be used in connection with the offer and sale from time to time by certain security holders of the Registrant's 7.0% Convertible Subordinated Debentures due 2007 and the shares of Common Stock issuable upon conversion thereof. Such first prospectus immediately follows this explanatory note. The second prospectus forming a part of this Registration Statement is to be used in connection with the offer and sale from time to time by certain security holders of 1,534,458 shares of the Registrant's Common Stock, including 322,500 shares issuable upon exercise of outstanding warrants to purchase Common Stock of the Registrant and 704,225 shares issuable upon conversion of the Registrant's 10.0% Convertible Subordinated Notes due 2002. Such second prospectus immediately follows the first prospectus.


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                                   PROSPECTUS

                                 RENT-WAY, INC.

         $20,000,000 7.0% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007
                   (INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1)

                        1,495,886 SHARES OF COMMON STOCK

     This Prospectus relates to the public offering by the holders thereof (the "Selling Security Holders") of $20,000,000 aggregate principal amount of 7.0% Convertible Subordinated Debentures due 2007 (the "Debentures") of Rent-Way, Inc., a Pennsylvania corporation (the "Company") and the 1,495,886 shares of common stock, without par value, of the Company issuable upon conversion of the Debentures, subject to adjustment under certain circumstances (the "Common Stock" and, together with the Debentures, the "Securities"). The Securities are being offered for the account of the Selling Security Holders and the Company will not receive any proceeds from this offering.


     The Debentures are convertible into shares of Common Stock at any time after the effectiveness of the registration statement of which this Prospectus is a part and at or prior to maturity, unless previously redeemed, at a conversion price of $13.37 per share, subject to adjustment under certain circumstances. Prior to this offering, there has been no public market for the Debentures, although the Debentures have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "RWAY." On June 12, 1997, the last sale price of the Common Stock, as reported by Nasdaq, was $14.625 per share.


     Interest on the Debentures is payable semiannually on February 1 and August 1, commencing on August 1, 1997. The Debentures mature on February 1, 2007 and are redeemable, in whole or in part, at the option of the Company, for cash, at any time on or after February 5, 2000 on at least 30 days' notice at the redemption prices set forth herein plus accrued interest. See "Description of Debentures."

     The Debentures are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Indenture (as defined herein) does not restrict the incurrence of Senior Indebtedness by the Company. At March 31, 1997, the Company had approximately $26.0 million of Senior Indebtedness.

     SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

     The Selling Security Holders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Securities offered hereby from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Security Holders from the sale of the Securities offered hereby will be the purchase price of such Securities less commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Security Holders, see "Plan of Distribution."

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     The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE DATE OF THIS PROSPECTUS IS JUNE 13, 1997


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                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Place, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http:www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Stock is traded on Nasdaq and the Company's reports, proxy statements and information statements and other information filed with Nasdaq can be inspected at the Offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the registration of the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996;
(iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iv) the Company's Current Report on Form 8-K dated January 7, 1997;
(v) the Company's Current Report on Form 8-K dated February 21, 1997 and Amendment No. 1 thereto on Form 8-K/A dated April 21, 1997; (vi) the Company's Proxy Statement dated February 10, 1997 related to the Annual Meeting of Shareholders held on March 12, 1997; and (vii) the description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A dated August 19, 1993, including any amendment or reports filed for the purpose of updating such description. In addition, each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.


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     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Jeffrey A. Conway, Chief Financial Officer, Rent-Way,
Inc., 3230 West Lake Road, Erie, Pennsylvania 16505, telephone number (814) 836-0618.

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                                  RISK FACTORS

     Prospective investors should carefully review the following factors, together with the information set forth elsewhere in this Prospectus, prior to purchasing any Securities offered hereby.

ACQUISITION RISKS

     The continued growth of the Company will depend, in part, on the Company's ability to acquire additional rental-purchase stores on favorable terms, to enhance their performance and to integrate the acquired stores into the Company's operations. The Company will compete for acquisition opportunities with companies that have significantly greater financial and other resources. There can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, that acquisition candidates, once located, will be acquired by the Company on terms comparable with terms available to its acquisition competitors, or that any operations that are acquired can be effectively and profitably integrated into the Company's existing operations. Furthermore, future acquisitions may negatively impact the Company's operating results, particularly during the periods immediately following an acquisition. The Company may acquire operations that are unprofitable or have inconsistent profitability. The inability to improve the profitability of such acquired stores could have a material adverse effect on the Company's results of operations and financial condition. The Company's acquisition strategy is also likely to place significant demands on the Company's management and its financial resources.


SUBORDINATION OF DEBENTURES TO SENIOR INDEBTEDNESS OF THE COMPANY


     The Debentures will be expressly subordinated in right of payment to all existing and future Senior Indebtedness of the Company, which at March 31, 1997 aggregated approximately $26.0 million. Senior Indebtedness includes the Company's $7.0 million unsecured convertible subordinated notes held by Massachusetts Mutual Life Insurance Company and its affiliates (the "Convertible Subordinated Notes"). Neither the Debentures nor the Indenture under which the Debentures were issued will limit the ability of the Company to incur additional Senior Indebtedness or other indebtedness. Such Indenture and the Debentures will not contain any financial covenants or similar restrictions with respect to the Company and, therefore, the holders of the Debentures will have no protection (other than rights upon Events of Default as described in "Description of Debentures") from adverse changes in the Company's financial condition. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness has been paid in full.


SIGNIFICANT CONTINUING CASH REQUIREMENTS ASSOCIATED WITH COMPANY'S ACQUISITION STRATEGY


     The Company's cash requirements have been and will continue to be significant. In fiscal years 1994, 1995 and 1996, the Company used $0.5 million, $1.7 million and $8.6 million for acquisitions, respectively. In the first quarter of 1997, the Company completed the acquisition of Bill Coleman TV, Inc. and Perry Electronics, Inc. d/b/a Rental King using $6.5

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million and $17.9 million in cash, respectively. The continued pursuit of the
Company's acquisition strategy will require significant additional capital resources. Capital is needed not only for acquisitions, but also to service acquisition-related debt and for the effective integration, operation and expansion of acquired rental-purchase stores. There can be no assurances that capital will be available to the Company in the future or, if available, on terms acceptable to it.


RISKS ASSOCIATED WITH SUBSTANTIAL LEVERAGE; INABILITY TO REFINANCE INDEBTEDNESS


     The Company has incurred substantial indebtedness to finance the acquisition of rental-purchase stores. The Company had debt of approximately $46.3 million at March 31, 1997 and its ratio of debt to total shareholders' equity was approximately 140%. At March 31, 1996 and March 31, 1995, the Company's ratio of debt to total shareholders' equity was 27% and 177%, respectively. There can be no assurances that the Company will have the ability to service its debt. Nor can there by any assurances that the Company will be able to refinance its debt at maturity on terms acceptable to it.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     A substantial portion of the Company's assets consist of intangible assets, including goodwill and covenants not to compete relating to the acquisition of rental-purchase stores. At March 31, 1997, the Company had $42.2 million of intangible assets of these types, a substantial portion of the Company's
$89.3 million in total assets at such date. The Company expects goodwill on its balance sheet to increase in the future in connection with additional acquisitions. These additions to goodwill will have an adverse impact on earnings as goodwill will be amortized against earnings. In the event of any sale or liquidation of the Company, there can be no assurance that the value of the Company's intangible assets will be realized. In addition, the Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of intangible assets are recoverable. If and when factors indicate that these intangible assets should be evaluated for possible impairment, the Company may be required to reduce the carrying value of its intangible assets. Such a reduction could have a material adverse effect on the results of operations of the Company during the periods in which such reduction is recognized.

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the offering, there has been no public market for the Debentures although the Debentures have been eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the Debentures on any national securities exchanges or Nasdaq. It is unlikely that an active or liquid trading market will develop or be sustained for the Debentures. After completion of this offering, the market price of the Common Stock into which the Debentures are convertible could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, and new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the rental-purchase industry generally. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies.

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These market fluctuations also may adversely affect the market price of the
Common Stock.  See "Description of Debentures" and "Plan of Distribution."


RISKS ASSOCIATED WITH SIGNIFICANT GOVERNMENT REGULATION OF THE
RENTAL - PURCHASE INDUSTRY


     Forty-five states have enacted laws regulating or otherwise impacting the rental-purchase transaction, including all the states in which the Company's stores are located, other than New Jersey. These laws generally require certain contractual and advertising disclosures concerning the nature of the transaction and also provide varying levels of substantive consumer protection, such as requiring a grace period for late payments and contract reinstatement rights in the event the agreement is terminated for non-payment. The rental-purchase laws of some states, including Michigan, New York, Ohio, Pennsylvania and West Virginia, limit the total dollar amount of rentals that may be charged over the life of the rental-purchase agreement. Michigan law effectively limits the amount that may be charged under the rental-purchase agreement to 2.22 times the price that would have been charged had the merchandise been purchased rather than leased. New York, Ohio and Pennsylvania law effectively limit the amount that may be charged under the rental-purchase agreement to twice the price that would have been charged had the merchandise been purchased rather than leased. West Virginia law effectively limits the amount that may be charged under the rental-purchase agreement to 2.4 times the price that would have been charged had the merchandise been purchased rather than leased. To the extent that in connection with the implementation of its business strategies the Company acquires or opens new stores in states in which it does not currently operate, the Company will become subject to rental-purchase laws of such states. See "Business--Government Regulation."


RISKS ASSOCIATED WITH PARTICIPATION IN HIGHLY COMPETITIVE
RENTAL - PURCHASE INDUSTRY


     The rental-purchase industry is highly competitive. The Company competes with other rental-purchase businesses as well as with rental stores that do not offer their customers a purchase option. Competition is based primarily on rental prices and terms, product selection and availability, and customer service. With respect to consumers who are able to purchase a product for cash or on credit, the Company also competes with department stores, discount stores and retail outlets. These competitors may offer an installment sales program or may compete with the Company simply on the basis of product and price. Several competitors of the Company in the rental-purchase business are national in scope and have significantly greater financial and operating resources and name recognition than does the Company. There can be no assurances that the Company will be able to compete successfully against these competitors. Furthermore, additional competitors may emerge, especially since the cost of entry into the rental-purchase business is relatively low. Increased competition may have a material adverse effect on the Company's revenues and profits. See "Business--Competition."

CONTROL BY PRINCIPAL SHAREHOLDERS


     Gerald A. Ryan and William E. Morgenstern, the Chairman of the Board and the President and Chief Executive Officer, respectively, of the Company, own or, have the right to acquire, approximately 9.6% and 7.6%, respectively, of the Company's outstanding Common Stock. As a result, Messars. Ryan and Morgenstern,


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should they act in concert, may be in a position to exercise practical control over the outcome of actions requiring shareholder approval, including potential acquisitions, sales and changes in control of the Company.

DEPENDENCE UPON KEY PERSONNEL


     The Company's operations and future success are largely dependent upon its management, and in particular, Mr. Morgenstern, the Company's Chief Executive Officer. The loss of Mr. Morgenstern's services could have a material adverse effect on the Company. The Company maintains a $7.0 million policy of life insurance on Mr. Morgenstern. Such policy secures payment of the Convertible Subordinated Notes and names Massachusetts Mutual Life Insurance Company and certain of its affiliates as beneficiary. The Company maintains no other policies of life insurance on Mr. Morgenstern nor on other members of management.



LACK OF CASH DIVIDENDS ON COMMON STOCK


     The Company has paid no cash dividends on its Common Stock and does not contemplate doing so in the foreseeable future.


EFFECT OF ANTI-TAKEOVER PROVISIONS


     The Company's Articles of Incorporation and By-Laws contain provisions that could delay, deter or prevent a merger, tender offer or other business combination or change in control involving the Company that some or a majority of the shareholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in such shareholders receiving a premium over the market price of the Common Stock.


EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON MARKET PRICE OF COMMON STOCK

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock (including shares issued upon the exercise of employee stock options or outstanding warrants or upon conversion of the Convertible Subordinated Notes or the Debentures), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The Company has 6,623,620 shares of Common Stock outstanding, of which 4,882,583 shares are freely tradeable without limitation.


     As of March 31, 1997, approximately 3,704,722 shares of Common Stock were reserved for issuance pursuant to the exercise of outstanding stock options and warrants and the conversion of the Convertible Subordinated Notes and the Debentures. Of these shares, approximately 3,563,910 shares are covered under Registration Statements, including the Registration Statement of which this Prospectus forms a part. As a result, these shares when issued generally will be freely tradeable. An additional 792,266 outstanding shares of Common Stock issued in connection with acquisitions by the Company are covered under such Registration Statement. The existence of this substantial overhang of shares of Common Stock covered under Registration Statements could adversely affect prevailing market prices for the Common Stock.

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                                    BUSINESS

GENERAL

     The Company has been engaged in the rental-purchase business since 1981 and currently operates 191 stores that provide brand name merchandise in 14 states and the District of Columbia. The Company offers home entertainment equipment, furniture, major appliances and jewelry to customers under full-service rental-purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. Management believes that these rental-purchase arrangements appeal to a wide variety of customers by allowing them to obtain merchandise that they might otherwise be unable or unwilling to obtain due to insufficient cash resources or lack of access to credit or because they have a temporary, short-term need for the merchandise or a desire to rent rather than purchase the merchandise.

     The Company was formed in 1981 to operate a rental-purchase store in Erie, Pennsylvania. By 1993, as a result of acquisitions and new store openings, the Company was operating 19 stores in three states and had completed its initial public offering. As of December 31, 1996, principally as a result of acquisitions, the Company was operating 108 stores in 11 states and the District of Columbia.

     The Company's principal executive offices are located at 3230 West Lake Road, Erie, Pennsylvania 16505, and its telephone number is (814) 836-0618.

RECENT ACQUISITIONS

          On January 2, 1997, the Company acquired all of the outstanding stock of Bill Coleman TV, Inc. ("Bill Coleman TV") for a purchase price consisting of approximately $6.7 million in cash and an option to purchase 25,000 shares of the Company's Common Stock at an exercise price of $8.875 per share. Bill Coleman TV operated 15 rental-purchase stores in Michigan and had revenues of approximately $8.6 million for the twelve months ended December 31, 1996. On February 6, 1997, the Company acquired all of the outstanding stock of Perry Electronics, Inc. d/b/a Rental King ("Rental King"). Rental King operated 70 rental-purchase stores in Ohio, Michigan, Florida, Colorado, Indiana, West Virginia and Kentucky and had revenues of approximately $24.0 million for the twelve months ended December 31, 1996. The purchase price was $23.0 million consisting of cash and the assumption of liabilities, subject to downward adjustment following a post-closing audit.

     Management believes that the acquisitions of Bill Coleman TV and Rental King provide the Company with certain strategic benefits including increased market share and operating efficiencies in certain regions and improved economies of scale for certain corporate expenses, including purchasing and advertising. Management believes that improved merchandising, marketing and operational methods should improve performance of the acquired stores. There can be no assurance, however, that the acquired stores will perform in accordance with expectations or that the Company will not encounter unanticipated problems or liabilities in connection with these stores. See "Risk Factors--Acquisition Risks."

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THE RENTAL-PURCHASE INDUSTRY

     Begun in the mid-to-late 1960s, the rental-purchase business is a relatively new segment of the retail industry offering an alternative to traditional retail installment sales. The rental-purchase industry provides brand name merchandise to customers generally on a week-to-week or month-to-month basis under a full service rental agreement, which in most cases includes a purchase option. The customer may cancel the rental agreement at any time without further obligation by returning the product to the rental-purchase operator.

     APRO, the industry's trade association, estimated that at the end of 1995 the rental-purchase industry comprised approximately 7,500 stores providing 5.4 million products to 2.8 million households in the United States. Management believes that its customers generally have annual household incomes ranging from $20,000 to $40,000. Based on APRO estimates, the rental-purchase industry had gross revenues of $3.9 billion in 1995. The rental-purchase industry is highly fragmented. Based on information from APRO and management estimates, the ten largest industry participants account for approximately 37.5% of total industry stores, with the largest industry participant, Rent-A-Center, accounting for approximately 50.0% of such stores, and management estimates that the majority of the industry consists of operations with fewer than 20 stores. See "--Strategy", "--Competition."

     Rental-purchase operators historically have been financed by a few commercial lenders who specialize in the industry. In recent years, however, a number of these lenders have reduced the amount of debt their customers can carry, limited their business with new operators in the rental-purchase industry or withdrawn from the market altogether. Consequently, many rental-purchase dealers have either attempted to reduce debt by investing more equity in their businesses or attempted to sell their stores and rental contracts to other dealers having greater financial resources. Management believes that this trend toward consolidation of operations in the industry presents an opportunity for well-capitalized rental-purchase operators to acquire additional stores on favorable terms. In addition, management believes that many smaller industry operators lack the management information systems necessary to manage a large, multi-state rental-purchase operation efficiently and profitably.

STRATEGY

     Management believes that the Company's continued success depends on successful implementation of the following business strategies:

   Acquiring and Opening New Stores

     The Company currently intends to expand its operations by acquiring existing stores and opening new stores, both within its present market area and in geographic regions not currently served by the Company. The majority of that expansion is expected to be accomplished through acquisitions. The Company believes that acquisitions can effectively increase the Company's market share and operating efficiencies while simultaneously expanding its customer base. In addition, in pursuing its growth strategies, the Company expects to benefit from both enhanced purchasing power and the ability to exploit economies of scale for certain fixed operational expenses. The Company continually reviews acquisition opportunities, and management believes that a number of acquisition

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opportunities currently exist. At present, the Company has no plans, proposals, arrangements or understandings with respect to significant acquisitions. In identifying targets for acquisition, the Company intends to focus on operations that complement the Company's existing markets, while remaining open to the possibility of making acquisitions in other areas. The Company has not established formal criteria for potential acquisitions. Generally, however, the Company seeks to acquire rental - purchase businesses that operate profitably and are located in geographic markets that complement the Company's existing stores. The Company seeks to acquire such businesses at purchase prices that will permit the Company a prompt return on its investment in the form of increased earnings. The Company has no formal policy with respect to acquisitions with related entities. To date, no such acquisitions have been considered nor does the Company anticipate considering such acquisitions in the future. Management believes that its senior management has a level of ability and experience that provides the Company with a competitive advantage in the evaluation and consummation of acquisition opportunities. Although the present state of the rental-purchase industry makes acquisition opportunities more economically attractive than the opening of new stores, management anticipates that the consolidation of the industry will cause this attractiveness to diminish over time.


  Customer-Focused Philosophy

     Management believes that through the continued adherence to its "Welcome, Wanted and Important" business philosophy it should be able to increase its new and repeat customer base, and thus the number of units it has on rent, thereby increasing revenues and profits. The "Welcome, Wanted and Important" philosophy is a method by which the Company seeks to create a store atmosphere conducive to customer loyalty. The Company attempts to create this atmosphere through the effective use of advertising and merchandising strategies, by maintaining the clean and well-stocked appearance of its stores, and by providing a high level of customer service (such as the institution of a 1-800-RENTWAY complaint and comment line). The Company's advertising emphasizes brand name merchandise from leading manufacturers. In addition, merchandise selection within each product category is periodically updated to incorporate the latest offerings from suppliers. All acquired stores are promptly evaluated and, if necessary, remodeled. Services provided by the Company to the customer include home delivery and ordinary maintenance and repair services during the term of the contract at no additional charge. Store managers also work closely with each customer in choosing merchandise, setting delivery dates and arranging a suitable payment schedule. As part of the "Welcome, Wanted and Important" philosophy, store managers are empowered, encouraged and trained to make decisions regarding store operations subject only to certain Company-wide operating guidelines and general policies.

  Expanding the Company's Product Lines

     One of the Company's principal strategies is to provide the rental-purchase customer with the opportunity to obtain merchandise of higher quality than the merchandise available from its competitors on competitive terms. To this end, the Company attempts to maintain a broad selection of products while emphasizing higher priced merchandise. The Company intends to continue expanding its offerings of higher priced products in all product areas. Management believes that previous offerings of higher priced products have succeeded in both increasing the Company's profitability and attracting new customers to the Company's existing stores. In addition, the Company selectively tests new merchandise such as personal computers and cellular phones. Management believes that opportunities exist to provide additional or non-traditional merchandise to its customers.

  Monitoring Store Performance

     Each store is provided with a management information system that allows management to track rental and collection activity on a daily basis. The system generates detailed reports that track inventory movement within each product category and the number and frequency of past due accounts and other collection activity. In addition, physical inventories are regularly conducted at each store to ensure the accuracy of the management information system data. Senior management monitors this information to ensure adherence to established operating guidelines. Management believes the Company's management information systems enhance its ability to monitors and affect the operating performance of existing stores and to integrate and improve the performance of newly acquired stores.

  Results-Oriented Compensation

     Management believes that an important reason for its positive financial performance and growth has been the structure of its management compensation system, which provides incentives for both regional and store managers to increase store revenues and profits. As a result, a significant portion of the Company's regional and store managers' total compensation is dependent upon store performance. As further incentive, the Company grants many of its managers stock options in the Company. Management believes that the Company's emphasis on incentive-based compensation has been instrumental in the Company's ability to attract, retain and motivate its regional and store managers.

  Manager Training

     Management believes that well-trained store managers are important to the Company's efforts to maximize individual store performance. The Company employs two full-time trainers who conduct classroom programs in the areas of sales, store operations and personnel management. These training programs often continue for several months and culminate in an exam. The Company also offers its managers the opportunity to attend, at Company expense, leadership and management programs offered by leading management and organization experts.

OPERATIONS

  Company Stores

     The Company currently operates 191 stores in 14 states and the District of Columbia, as follows:

                 Location                         Number of Stores
                 Ohio                                       57
                 Michigan                                   32
                 Pennsylvania                               21
                 New York                                   20
                 Indiana                                    18
                 Maryland                                   9
                 Illinois                                   8
                 Virginia                                   7
                 Florida                                    7
                 Delaware                                   4
                 Colorado                                   3
                 West Virginia                              2
                 Kentucky                                   1
                 New Jersey                                 1
                 Washington, D.C.                           1

     The Company's stores average 3,000 square feet in floor space and are generally located in strip shopping centers in or near low to middle income neighborhoods. Often, such shopping centers offer convenient free parking to the Company's customers. The Company's stores are generally uniform in interior appearance and design and display of available merchandise. The stores have separate storage areas but generally do not use warehouse facilities. In selecting store locations, the Company uses a variety of market information sources to locate areas of a town or city that are readily accessible to low and middle income consumers. The Company believes that within these areas the best locations are in neighborhood shopping centers that include a supermarket. The Company believes this type of location makes frequent rental payments at its stores more convenient for its customers.

  Product Selection

     The Company offers brand name home entertainment equipment (such as television sets, video recorders, video cameras and stereos), furniture, major appliances and jewelry. Major appliances offered by the Company include refrigerators, ranges, washers and dryers. The Company's product line currently includes the Zenith, RCA, Pioneer and JVC brands in home entertainment equipment and the Crosley and Kenmore brands in major appliances. The Company closely monitors customer rental requests and adjusts its product mix to offer rental merchandise desired by customers.

     For the year ended September 30, 1996, payments under rental-purchase contracts for home entertainment products accounted for approximately 44.0% furniture for 27.0%, appliances for 28.0%, and jewelry for 1.0% of the Company's revenues. Customers may request either new merchandise or previously rented merchandise. Previously rented merchandise is typically offered at the same weekly or monthly rental rate as is offered for new merchandise, but with an opportunity to obtain ownership of the merchandise after fewer rental payments. Weekly rentals currently range from $4.59 to $44.95 for home entertainment equipment, from $1.99 to $49.99 for furniture, from $4.59 to $38.99 for major appliances and $3.99 to $30.99 for jewelry.

  Rental-Purchase Agreements

     Merchandise is provided to customers under written rental-purchase agreements that set forth the terms and conditions of the transaction. The Company uses standard form rental-purchase agreements which are reviewed by legal counsel and customized to meet the legal requirements of the various states in which they are intended to be used. Generally, the rental-purchase agreement is signed at the store, but may be signed at the customer's residence if the customer orders the product by telephone and requests home delivery. Customers may elect to rent merchandise on a week- to-week or month-to-month basis. The rental for the first week or month and each succeeding week or month during the term of the agreement is payable in advance. At the end of the initial and each subsequent rental period, the customer retains the merchandise for an additional week or month by paying the required rental or may terminate the agreement without further obligation. If the customer decides to terminate the agreement, the merchandise is returned to the store and is then available for rent to another customer. The Company retains title to the merchandise during the term of the rental-purchase agreement. If a customer rents merchandise for a sufficient period of time, usually 12 to 24 months, ownership is transferred to the customer without further payments being required.

Rental payments are made in cash or by check, money order or credit card. The Company does not extend credit. See "--Government Regulation."

  Product Turnover

     Generally, a minimum rental term of between 12 and 24 months is required to obtain ownership of new merchandise. Based upon merchandise returns for the year ended September 30, 1996, the Company believes that the average period of time during which customers rent merchandise is 16 to 17 weeks. However, turnover varies significantly based on the type of merchandise being rented, with certain consumer electronic products, such as camcorders and VCRs, generally being rented for shorter periods, while appliances and furniture are generally rented for longer periods. At September 30, 1996, the Company's stores contained an average of 1121 items of merchandise per store, of which approximately 829 items were subject to rental-purchase agreements and approximately 292 items were available in inventory, which management believes is representative of the average inventory on rent and idle inventory at any given time. Each rental-purchase transaction requires delivery and pickup of the product, weekly or monthly payment processing and, in some cases, repair and refurbishment of the product. In order to cover the relatively high operating expenses generated by greater product turnover, rental-purchase agreements require larger aggregate payments than are generally charged under installment purchase or credit plans.

  Customer Service

     The Company offers same day delivery and installation of its merchandise at no additional cost to the customer. The Company also provides any required service or repair without charge, except for damage in excess of normal wear and tear. If the product cannot be repaired at the customer's residence, the Company provides a temporary replacement while the product is being repaired. The customer is fully liable for damage, loss or destruction of the merchandise, unless the customer purchases an optional loss/damage waiver. Most of the products offered by the Company are covered by a manufacturer's warranty for varying periods, which, subject to the terms of the warranty, is transferred to the customer in the event that the customer obtains ownership. Repair services are provided through in-house service technicians, independent contractors or under factory warranties. The Company recently introduced Rent-Way Plus, a fee-based membership program that provides special loss and damage protection and an additional two years of service protection on rental merchandise, preferred treatment in the event of involuntary job loss, accidental death and dismemberment insurance and discounted emergency roadside assistance, as well as other discounts on merchandise and services.

  Collections

     Management believes that effective collection procedures are important to the Company's success in the rental-purchase business. The Company's collection procedures increase the revenue per product with minimal associated costs, decrease the likelihood of default and reduce charge-offs. Senior management, as well as store managers use the Company's computerized management information system to monitor cash collections on a daily basis. In the event a customer fails to make a rental payment when due, store management will attempt to contact the customer to obtain payment and reinstate the contract or will terminate the account and arrange to regain possession of the merchandise. However, store managers are given latitude to determine the appropriate collection action to be pursued based on individual circumstances. Depending on state regulatory requirements, the Company charges for the reinstatement of terminated accounts or collects a delinquent account fee. Such fees are standard in the industry and may be subject to state law limitations. See "-- Government Regulation." Despite the fact that the Company is not subject to the federal Fair Debt Collection Practices Act, it is the Company's policy to abide by the restrictions of such law in its collection procedures. Charge-offs due to lost or stolen merchandise were approximately 2.7% and 3.6% of the Company's revenues for the years ended September 30, 1996 and 1995, respectively. The three-year average charge-off rate for the largest chains in the industry reporting to APRO in 1996 was 2.3%.

  Management

     The Company's stores are organized geographically with several levels of management. At the individual store level, each store manager is responsible for customer and credit relations, deliveries and pickups, inventory management, staffing and certain marketing efforts. A Company store normally employs one store manager, one assistant manager, two account managers, one full-time office manager, one full-time delivery and installation technician. The staffing of a store depends on the number of rental-purchase contracts serviced by the store. Each store manager reports to one of 25 regional managers each of whom typically oversees six to eight stores. Regional managers are primarily responsible for monitoring individual store performance and inventory levels within their respective regions. The Company's regional managers, in turn, report to three Directors of Operations, located at the Company's headquarters, who monitor the operations of their respective regions and, through the regional managers, individual store performance. The Directors of Operations report to the Vice President and Chief Operating Officer of the Company who is responsible for overall Company-wide store operations.

     Senior management at the Company's headquarters directs and coordinates purchasing, financial planning and controls, management information systems, employee training, personnel matters and acquisitions. Headquarters personnel also evaluate the performance of each store and conduct on-site reviews.

MANAGEMENT INFORMATION SYSTEM

     The Company believes that its management information system provides it with a competitive advantage over many small rental-purchase operations. The Company uses an integrated computerized management information and control system to track each unit of merchandise and each rental-purchase agreement. The Company's system also includes extensive management software and report generating capabilities. The reports for all stores are reviewed daily by senior management and any irregularities are addressed the following business day. Each store is equipped with a computer system that tracks individual components of revenue, each item in idle and rented inventory, total items on rent, delinquent accounts and other account information. The Company electronically gathers each day's activity report through the computer located at the headquarters office. This system provides the Company's management with access to operating and financial information about any store location or region in which the Company operates and generates management reports on a daily, weekly, month-to-date and year-to-date basis for each store and every rental-purchase transaction. Utilizing the management information system, senior management, regional managers and store managers can closely monitor the productivity of stores under their supervision compared to Company- prescribed guidelines. This system has enabled the Company to expand its operations while maintaining a high degree of control over cash receipts, inventory, merchandise units in repair and customer transactions. To date, the Company has successfully integrated all of its acquired stores into its management information system.

PURCHASING AND DISTRIBUTION

     The Company's general product mix is determined by senior management, based on an analysis of customer rental patterns and introduction of new products on a test basis. Individual store managers are responsible for determining the particular product selection for their store from a list of products approved by senior management. All purchase orders are executed through regional managers and the Company's purchasing department to insure that inventory levels and mix throughout the store regions are appropriate. The Company maintains only minimal warehouse space for storage of merchandise, and merchandise is generally shipped by vendors directly to each store, where it is held for rental.

     The Company purchases its merchandise directly from manufacturers or distributors. The Company generally does not enter into written contracts with its suppliers. Although the Company currently expects to continue its existing relationships, management believes there are numerous sources of products available to the Company, and does not believe that the success of the Company's operations is dependent on any one or more of its present suppliers.

MARKETING

     The Company promotes its products and services primarily through direct mail advertising and, to a lesser extent, through television, radio and secondary print media advertisement. The Company also solicits business by telephoning former and prospective customers. Company advertisements emphasize such features as product and brand name selection, prompt delivery and repair, and the absence of any downpayment, credit investigation or long-term obligation. Advertising expense as a percentage of revenue for the year ended September 30, 1996 was approximately 4.1%. As the Company obtains new stores in its existing markets, the advertising expenses of each store in the market can be reduced by listing all stores in the same market-wide advertisement.

COMPETITION

     The rental-purchase industry is highly competitive. The Company competes with other rental-purchase businesses as well as rental stores that do not offer their customers a purchase option. Competition is based primarily on rental rates and terms, product selection and availability, and customer service. With respect to consumers who are able to purchase a product for cash or on credit, the Company also competes with department stores, discount stores and retail outlets. These competitors may offer an installment sales program or may compete with the Company simply on the basis of product and price. Several competitors in the rental-purchase business are national in scope and have significantly greater financial and operating resources and name recognition than does the Company. Based upon APRO's most recent information and management estimates, the Company's share of the rental-purchase market, based on number of stores, is approximately 2.5%.

PROPERTIES

     The Company leases all of its stores under operating leases that generally have terms of three to five years and require the Company to pay real estate taxes, utilities and maintenance. The Company has optional renewal privileges on most of its leases for additional periods ranging from three to five years at rental rates generally adjusted for increases in the cost of living. There is no assurance that the Company can renew the leases that do not contain renewal options, or that if it can renew them, that the terms will be favorable to the Company. Management believes that suitable store space is generally available for lease and that the Company would be able to relocate any of its stores without significant difficulty should it be unable to renew a particular lease. Management also expects that additional space will be readily available at competitive rates in the event the Company desires to open new stores. The Company's corporate office in Erie, Pennsylvania, which consists of approximately 14,000 square feet, was acquired by the Company in 1995. The Company also leases certain warehouse space in New Castle, Delaware, Buffalo, New York and Pittsburgh, Pennsylvania, and an office building in Erie, Pennsylvania, which is used for storage.

PERSONNEL

     As of March 31, 1997, the Company had approximately 944 employees, of whom 58 are located at the corporate office in Erie, Pennsylvania. None of the Company's employees is represented by a labor union. Management believes its relations with its employees are good.

GOVERNMENT REGULATION

     Forty-five states have enacted laws regulating or otherwise impacting the rental-purchase transaction, including all of the states in which the Company's stores are located, other than New Jersey. These laws generally require certain contractual and advertising disclosures concerning the nature of the transaction and also provide varying levels of substantive consumer protection, such as requiring a grace period for late payments and contract reinstatement rights in the event the agreement is terminated for nonpayment of rentals. No federal legislation has been enacted regulating rental-purchase transactions. See "Risk Factors--Government Regulation."

     The Company instructs its managers in its required procedures through training seminars and policy manuals and believes that it has operated in compliance with the requirements of applicable law in all material respects. In addition, the Company provides its customers with a toll-free number, 1-800-RENTWAY, to telephone corporate headquarters to report any irregularities in service or misconduct by its employees. Any such calls are reviewed daily and are the subject of immediate follow-up investigation by senior management.

SERVICE MARKS

     The Company has registered the "Rent-Way" service mark under the Lanham Act. The Company believes that this mark has acquired significant market recognition and goodwill in the communities in which its stores are located. The service mark "Rent-Way Because There's Really Only One Way" and the related design have also been registered by the Company.

LEGAL PROCEEDINGS

     From time to time the Company is a party to various legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any material litigation, except litigation to which it succeeded to as a result of its acquisition of McKenzie Leasing Corporation in 1995, for which it is being indemnified and held harmless. The Company has been sued in an action brought in New York Supreme Court requesting damages in the amount of $50.0 million arising out of an accident whereby a Company truck struck and injured a child riding a bike. Such action is being defended by the Company's insurance carriers and management believes it has sufficient available insurance coverage such that this action will not have a material adverse effect on the Company's financial condition or results of operations.


RELATED PARTY TRANSACTIONS

     Although the Company has in the past and may in the future enter into transactions with related parties, the Company has adopted no formal policies, procedures or controls with respect to such transactions. Generally, however, the Company requires that any transactions with related entities be on terms no less favorable to the Company than would be available from an unrelated third party.

                       RATIO OF EARNINGS TO FIXED CHARGES


     The Company's ratio of earnings to fixed charges for its last five fiscal years and for the six month period ended March 31, 1997 is as follows:

                                                                             Six Months Ended
                            Year Ended September 30,                          March 31, 1997
                            ------------------------                         -----------------
       1996          1995             1994            1993         1992
       ----          ----             ----            ----         ----
       3.29          1.23             0.40            0.24        (0.35)           3.37



     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations and fixed charges consist of interest on indebtedness and amortization of deferred financing costs.

                                USE OF PROCEEDS

     The Securities offered hereby are being offered for the account of the Selling Security Holders. Accordingly, the Company will receive no proceeds from sales of such Securities.

                            SELLING SECURITY HOLDERS

     The Debentures were issued by the Company on February 6, 1997 in a private offering made pursuant to Section 4(2) of the Securities Act. The following table sets forth certain information regarding the holders of the Debentures based upon information furnished to the Company:

                                               Principal                                          Percentage
                                               Amount of                Principal Amount              of
                                               Debentures               of Debentures             Outstanding
                         Name                  Owned                    That May be Sold           Debentures
Paloma Securities L.L.C.                        $2,500,000                 $2,500,000                12.50%

Glen Eagles Fund, L.P.                             125,000                    125,000                  *

Ramius Fund, L.P.                                  250,000                    250,000                 1.25%

Palladin Partners, L.P.                            125,000                    125,000                  *

Offshore Strategies Ltd.                         1,050,000                  1,050,000                 5.25%

Laterman Strategies 90's LLC                       200,000                    200,000                 1.00%

Franklin Investors Securities
Trust Convertible Securities
Fund                                             2,200,000                  2,200,000                11.00%

Franklin Strategic Income
Fund                                               300,000                    300,000                 1.50%

Franklin MultiIncome Trust                         300,000                    300,000                 1.50%

Franklin Universal Trust                         1,400,000                  1,400,000                 7.00%

Buffalo High Yield Fund, Inc.                      700,000                    700,000                 3.50%

Buffalo Balanced Fund, Inc.                      1,300,000                  1,300,000                 6.50%

Great Plains Trust Company
Fixed Income Fund                                1,250,000                  1,250,000                 6.25%

NatWest Securities Corp.                         1,100,000                  1,100,000                 5.50%

Mass Mutual High Yield
Partners LLC                                     1,000,000                  1,000,000                 5.00%

C.S.L. Associates L.P.                             500,000                    500,000                 2.50%

Highlander Capital                                 200,000                    200,000                 1.00%

Swiss Bank Corporation,
London Branch                                      500,000                    500,000                 2.50%

Eaton Vance Total
Return Portfolio                                 5,000,000                  5,000,000                25.00%

-------------------
     * Less than one percent.

     Information concerning the Selling Security Holders may change from time to time and may be set forth in supplements to this Prospectus.

     Other than as a result of the ownership of the Securities offered hereby, none of the Selling Security Holders has had any material relationship with the Company within the past three years, except as noted herein.

     Because the Selling Security Holders may offer all or some of the Debentures and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such Debentures or shares of Common Stock, no estimate can be given as to the principal amount of the Debentures or the number of shares of Common Stock that will be held by the Selling Security Holders after completion of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Company has been advised by the Selling Security Holders that the Selling Security Holders may sell all or a portion of the Securities offered hereby from time to time on terms to be determined at the times of such sales. The Selling Security Holders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Security Holders may from time to time offer the Securities through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and the purchasers of the Securities for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold, the names of the Selling Security Holders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Security Holders from the sale of the Securities offered by the Selling Security Holders hereby will be the purchase price of such Securities less any commissions. There is no assurance that the Selling Security Holders will sell any or all of the Securities offered hereby.

     The Securities may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of the Securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

     The Company does not intend to apply for listing of the Debentures on any national securities exchange or on Nasdaq. The Company does not anticipate that an active market for the Debentures will develop.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Debentures were originally sold to the purchasers thereof on February 6, 1997 in a private offering at a purchase price of 100% of their principal amount. Under certain circumstances, the Company has agreed to indemnify and hold such purchasers and certain subsequent holders of the Debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the purchasers or such subsequent holders.

     The Company will pay all expenses incident to this offering of the Securities to the public other than underwriting discounts and selling commissions and fees.

                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an Indenture, dated as of February 4, 1997 (the "Indenture"), between the Company and Manufacturers and Traders Trust Company, as the trustee under the Indenture (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

GENERAL

     The Debentures are unsecured general obligations of the Company, subject to the rights of holders of Senior Indebtedness of the Company, and mature on February 1, 2007. The Debentures are in the aggregate principal amount of $23.0 million and bear interest semiannually on February 1 and August 1 of each year, commencing August 1, 1997, at the rate per annum of 7.0%. The first payment will be for the period from the date of issuance to August 1, 1997. The Company will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on January 15 or July 15 preceding the interest payment date. Principal (and premium, if any) and interest will be payable, the Debentures will be convertible and exchangeable, and transfers thereof will be registerable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Trustee. The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect principal payments.

     The Trustee currently acts as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar, Conversion Agent or co-registrar upon prior written notice to the Trustee and may act in any such capacity itself.

DELIVERY AND FORM OF DEBENTURES

     Those Debentures initially sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) are represented by a single global Debenture (the "Rule 144A Global Security"), which was deposited on February 6, 1997 with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Rule 144A Global Security Holder"). Debentures initially sold to accredited investors (the "Accredited Investor Securities") are in fully registered form.

     So long as the Rule 144A Global Security Holder is the registered owner of any Debentures, the Rule 144A Global Security Holder will be considered the sole holder under the Indenture of any Debentures evidenced by the Rule 144A Global Security. Beneficial owners of Debentures evidenced by the Rule 144A Global Security will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Debentures.

     Payments in respect of the principal or premium, if any, and interest on any Debentures registered in the name of the Rule 144A Global Security Holder on the applicable record date will be payable to the Trustee to or at the direction of the Rule 144A Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Debentures, including the Rule 144A Global Security, are registered as the owner thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has any responsibility or liability for the payment of such amounts to beneficial owners of Debentures (including principal or premium, if any, and interest).

     A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration or transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The Indenture does not contain any provision requiring the Company to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debentures may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

CONVERSION RIGHTS

     The holders of the Debentures are entitled at any time after the Registration Date and prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof (which are in denominations of $1,000 or multiples thereof) into shares of Common Stock at the conversion price set forth in the Debentures (subject to adjustments as described below). No payment or adjustment will be made for accrued interest on a converted Debenture. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company will not issue fractional interests in shares of Common Stock upon conversion of the Debentures and instead will deliver a check for the fractional share based upon the market value of the Common Stock on the last trading date prior to the conversion date. If the Debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless the Company defaults in payment due upon such redemption.

     The conversion price is subject to adjustments, as set forth in the Indenture, in certain events, including the payment of dividends or distributions on the Company's Common Stock in shares of capital stock; subdivisions or combinations of the Common Stock into a greater or smaller number of shares; reclassification of the shares of Common Stock resulting in an issuance of any shares of the Company's capital stock; distribution of rights or warrants to all holders of Common Stock entitling them to purchase Common Stock at less than the then current price at that time; and the distribution to all holders of Common Stock of assets, excluding certain cash dividends and distributions, or debt securities or any rights or warrants to purchase securities of the Company; provided, however, that no adjustment will be required if holders of the Debentures receive notice of and are allowed to participate in such transactions. No adjustment will be required for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price need be made unless such adjustment would require a change of at least one percent (1.0%) in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may voluntarily reduce the conversion price for a period of time.

     If the Company pays dividends on the Common Stock in shares of capital stock or subdivides or combines the Common Stock or issues by reclassification of its Common Stock any shares of its capital stock or merges with, or transfer or leases substantially all of its assets to, another corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction.

     Any Debentures called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Debentures at the redemption price by one or more investment banks or other purchasers who may agree with the Company to purchase such Debentures and convert them into Common Stock of the Company.

SUBORDINATION OF DEBENTURES

     The indebtedness evidenced by the Debentures will be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to any Senior Indebtedness and such default shall be the subject of a judicial proceeding, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debentures or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debentures. By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, interest on and all other amounts payable under or in respect of Indebtedness (as defined in the Indenture) of the Company. There is no limit on the amount of Senior Indebtedness that the Company may incur.

OPTIONAL REDEMPTION

     The Debentures will be subject to redemption, as a whole or in part, at any time or from time to time commencing after February 5, 2000 at the option of the Company on at least 30 days' and not more than 60 days' prior notice by mail. The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning after February 5 of the following years:

                            Redemption
Year                          Price
----                          -----
2000                          103%

2001                          102%

2002                          101%

2003 and
thereafter                    100%

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Debentures and the rights of holders of the Debentures may only be modified by the Company and the Trustee with the written consent of the holders of not less than 66-2/3% in principal amount of the outstanding Debentures. However, without the consent of each Holder of any Debenture affected, an amendment, waiver or supplement may not (a) reduce the amount of Debentures whose holders may consent to an amendment; (b) reduce the rate or change the time of payment of interest on any Debenture; (c) reduce the principal of or change the fixed maturity of any Debenture; (d) make any Debenture payable in money other than that stated in the Debenture; (e) change the provisions of the Indenture regarding the right of the holders of a majority of the Debenture to waive defaults under the Indenture or impair the right of any holder of Debentures to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or (f) make any change that adversely affects the right to convert any Debenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

     The following are Events of Default under the Indenture with respect to the Debentures: (i) default in the payment of interest on the Debentures when due and payable which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on the Debentures when due and payable, at maturity, upon redemption or otherwise, which continues for five business days;
(iii) failure to perform any other covenant of the Company contained in the Indenture or the Debentures which continues for 60 days after notice as provided in the Indenture; (iv) acceleration of any indebtedness for money borrowed (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $1.0 million, whether existing on the date of the execution of the Indenture or thereafter created, if such acceleration is not annulled within ten days after notice to the Company of such acceleration; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the Holders of at least a majority in principal amount of the Debentures may declare all of the Debentures to be due and payable immediately.

     The Company will not (i) declare or pay any dividends or make any distribution to holders of its capital stock or (ii) purchase, redeem or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights or options, to purchase or acquire any shares of its Common Stock (other than the Debentures or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debentures), if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action.

     Pursuant to the Indenture, the Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Debentures notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officer's statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

     No consent of the holders of the Debentures is required for the Company to consolidate with or merge into or transfer or lease substantially all of its assets to another corporation or trust which assumes the obligations of the Company under the Indenture and Debentures or for any reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code; nor is any such consent of holders of the Debentures required for any amendment of the Indenture or the Debentures by the Company or the Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debentures in addition to certified Debentures, or to make any change that does not adversely affect the right of a holder of a Debenture.

     Subject to certain conditions, any person having a beneficial interest in the Rule 144A Global Security may, upon request to the Trustee, exchange such beneficial interest for Debentures in the form of certificate Debentures. Upon any such issuance, the Trustee is required to register such certificated Debentures in the name of, and cause the same to be delivered to, such person or persons (nominee of any thereof). All such certificated Debentures will be subject to the legend requirements set forth in the Indenture. In addition, if
(i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of certificated Debentures under the Indenture, then, upon surrender by the Rule 144A Global Security Holder of its Rule 144A Global Security, Debentures in certificated form will be issued to each person that the Rule 144A Global Security Holder and the Depositor identify as being the beneficial owner of the related Debentures.

     Neither the Company nor the Trustee will be liable for any delay by the Rule 144A Global Security Holder or the Depository in identifying the beneficial owners of Debentures, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Rule 144A Global Security Holder or the Depository for all purposes.

     The Debentures may not be sold or otherwise transferred except in accordance with the provisions set forth in the Indenture.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not merge or consolidate with, or sell or convey all, or substantially all, of its assets to another person unless such person is a company or a trust; such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture; and immediately after the transaction no default or Event of Default shall exist.

MARKETABILITY

     At present there is no established trading market for the Debentures. The Company does not intend to list the Debentures on Nasdaq or on any national securities exchange. No assurance can be given as to the liquidity of the trading market for the Debentures. See "Risk Factors."

GOVERNING LAW

     The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York.

REGISTRATION RIGHTS AGREEMENT

     The Company agreed to use its best efforts, subject to the receipt of necessary information from the holders thereof, to prepare and file with the Commission a Registration Statement with respect to the resale of the Debentures and the Common Stock issuable on conversion thereof from time to time in the over-the-counter market, in privately negotiated transactions or, with respect to the Common Stock only, on Nasdaq, as the case may be. The Company has also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the Debentures and the Common Stock issuable on conversion thereof have been sold thereby or until the Debentures and the Common Stock issuable on conversion thereof are no longer, by reason of Rule 144(k) promulgated under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the holders thereof.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Securities offered hereby will be passed upon for the Company by Hodgson, Russ, Andrews, Woods & Goodyear LLP, Buffalo, New York.

                                    EXPERTS

     The balance sheet as of September 30, 1996 and the related statements of income, shareholders' equity, and cash flows for the years ended September 30, 1996 and 1995 of Rent-Way, Inc., and the balance sheets as of December 31, 1996 and 1995 and the related statements of operations, shareholders' equity and cash flows for the years then ended of Perry Electronics, Inc. (dba Rental King), all incorporated by reference in this Registration Statement and Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   PROSPECTUS

                                 RENT-WAY, INC.


                        1,534,458 SHARES OF COMMON STOCK

     This Prospectus relates to the public offering by the holders thereof (the "Selling Security Holders") of 1,534,458 shares of Common Stock, without par value (the "Common Stock") of Rent-Way, Inc., a Pennsylvania corporation (the "Company"). The Common Stock is being offered for the account of the Selling Security Holders and the Company will not receive any proceeds from this offering.



     The Common Stock offered by the Selling Security Holders consists of 322,500 shares underlying outstanding warrants to purchase Common Stock of the Company, 704,225 shares issuable upon conversion of the Company's 10.0% Convertible Subordinated Notes due 2002, and 507,733 shares issued as full or partial consideration in connection with certain acquisitions by the Company. See "Selling Security Holders" and "Plan of Distribution". The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "RWAY." On June 12, 1997, the last sale price of the Common Stock, as reported by Nasdaq, was $14.625 per share.


     SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     The Selling Security Holders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Common Stock offered hereby from time to time on terms to be determined at the time of sale, including, without limitation, in routine brokerage transactions in the over-the-counter market at prices and terms prevailing at the time of sale. The aggregate proceeds to the Selling Security Holders from the sale of the Common Stock offered hereby will be the purchase price of such Common Stock less commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Security Holders, see "Plan of Distribution."

     The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE DATE OF THIS PROSPECTUS IS JUNE 13, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Place, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http:www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Stock is traded on Nasdaq and the Company's reports, proxy statements and information statements and other information filed with Nasdaq can be inspected at the Offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the registration of the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996;
(iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iv) the Company's Current Report on Form 8-K dated January 7, 1997;
(v) the Company's Current Report on Form 8-K dated February 21, 1997 and Amendment No. 1 thereto on Form 8-K/A dated April 21, 1997; (vi) the Company's Proxy Statement dated February 10, 1997 related to the Annual Meeting of Shareholders held on March 12, 1997; and (vii) the description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A dated August 19, 1993, including any amendment or reports filed for the purpose of updating such description. In addition, each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Jeffrey A. Conway, Chief Financial Officer, Rent-Way, Inc., 3230 West Lake Road, Erie, Pennsylvania 16505, telephone number (814) 836-0618.

                                  RISK FACTORS

     Prospective investors should carefully review the following factors, together with the information set forth elsewhere in this Prospectus, prior to purchasing any Common Stock offered hereby.

ACQUISITION RISKS

     The continued growth of the Company will depend, in part, on the Company's ability to acquire additional rental-purchase stores on favorable terms, to enhance their performance and to integrate the acquired stores into the Company's operations. The Company will compete for acquisition opportunities with companies that have significantly greater financial and other resources. There can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, that acquisition candidates, once located, will be acquired by the Company on terms comparable with terms available to its acquisition competitors, or that any operations that are acquired can be effectively and profitably integrated into the Company's existing operations. Furthermore, future acquisitions may negatively impact the Company's operating results, particularly during the periods immediately following an acquisition. The Company may acquire operations that are unprofitable or have inconsistent profitability. The inability to improve the profitability of such acquired stores could have a material adverse effect on the Company's results of operations and financial condition. The Company's acquisition strategy is also likely to place significant demands on the Company's management and its financial resources.


SIGNIFICANT CONTINUING CASH REQUIREMENTS ASSOCIATED WITH COMPANY'S ACQUISITION STRATEGY


     The Company's cash requirements have been and will continue to be significant. In fiscal years 1994, 1995 and 1996, the Company used $0.5 million, $1.7 million and $8.6 million for acquisitions, respectively. In the first quarter of 1997, the Company completed the acquisition of Bill Coleman TV, Inc. and Perry Electronics, Inc. d/b/a Rental King using $6.5 million and $17.9 million in cash, respectively. The continued pursuit of the Company's acquisition strategy will require significant additional capital resources. Capital is needed not only for acquisitions, but also to service acquisition-related debt and for the effective integration, operation and expansion of acquired rental-purchase stores. There can be no assurances that capital will be available to the Company in the future or, if available, on terms acceptable to it.


RISKS ASSOCIATED WITH SUBSTANTIAL LEVERAGE; INABILITY TO REFINANCE
INDEBTEDNESS


     The Company has incurred substantial indebtedness to finance the acquisition of rental-purchase stores. The Company had debt of approximately $46.3 million at March 31, 1997 and its ratio of debt to total shareholders' equity was approximately 140%. At March 31, 1996 and March 31, 1995, the Company's ratio of debt to total shareholders' equity was 27% and 177%, respectively. There can be no assurances that the Company will have the ability to service its debt. Nor can there by any assurances that the Company will be able to refinance its debt at maturity on terms acceptable to it.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     A substantial portion of the Company's assets consist of intangible assets, including goodwill and covenants not to compete relating to the acquisition of rental-purchase stores. At March 31, 1997, the Company had $42.2 million of intangible assets of these types, a substantial portion of the Company's $89.3 million in total assets at such date. The Company expects goodwill on its balance sheet to increase in the future in connection with additional acquisitions. These additions to goodwill will have an adverse impact on earnings as goodwill will be amortized against earnings. In the event of any sale or liquidation of the Company, there can be no assurance that the value of the Company's intangible assets will be realized. In addition, the Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of intangible assets are recoverable. If and when factors indicate that these intangible assets should be evaluated for possible impairment, the Company may be required to reduce the carrying value of its intangible assets. Such a reduction could have a material adverse effect on the results of operations of the Company during the periods in which such reduction is recognized.


RISKS ASSOCIATED WITH SIGNIFICANT GOVERNMENT REGULATION OF THE RENTAL-PURCHASE INDUSTRY


     Forty-five states have enacted laws regulating or otherwise impacting the rental-purchase transaction, including all the states in which the Company's stores are located, other than New Jersey. These laws generally require certain contractual and advertising disclosures concerning the nature of the transaction and also provide varying levels of substantive consumer protection, such as requiring a grace period for late payments and contract reinstatement rights in the event the agreement is terminated for non-payment. The rental-purchase laws of some states, including Michigan, New York, Ohio, Pennsylvania and West Virginia limit the total dollar amount of rentals that may be charged over the life of the rental-purchase agreement. Michigan law effectively limits the amount that may be charged under the rental-purchase agreement to 2.22 times the price that would have been charged had the merchandise been purchased rather than leased. New York law effectively limit the amount that may be charged under the rental-purchase agreement to twice the price that would have been charged had the merchandise been purchased rather than leased. West Virginia law effectively limits the amount that may be charged under the rental-purchase agreement to 2.4 times the price that would have been charged had the merchandise been purchased rather than leased. To the extent that in connection with the implementation of its business strategies, the Company acquires or opens new stores in states in which it does not currently operate, the Company will become subject to rental-purchase laws of such states. See "Business--Government Regulation."


RISKS ASSOCIATED WITH PARTICIPATION IN HIGHLY COMPETITIVE
RENTAL - PURCHASE INDUSTRY


     The rental-purchase industry is highly competitive. The Company competes with other rental-purchase businesses as well as with rental stores that do not offer their customers a purchase option. Competition is based primarily on rental prices and terms, product selection and availability, and customer service. With respect to consumers who are able to purchase a product for cash or on credit, the Company also competes with department stores, discount stores and retail outlets. These competitors may offer an installment sales program or may compete with the Company simply on the basis of product and price. Several competitors of the

Company in the rental-purchase business are national in scope and have significantly greater financial and operating resources and name recognition than does the Company. There can be no assurances that the Company will be able to compete successfully against these competitors. Furthermore, additional competitors may emerge, especially since the cost of entry into the rental-purchase business is relatively low. Increased competition may have a material adverse effect on the Company's revenues and profits. See "Business--Competition."

CONTROL BY PRINCIPAL SHAREHOLDERS


     Gerald A. Ryan and William E. Morgenstern, the Chairman of the Board and the President and Chief Executive Officer, respectively, of the Company, own or, have the right to acquire approximately 9.6% and 7.6%, respectively, of the Company's outstanding Common Stock. As a result, Messrs. Ryan and Morgenstern, should they act in concert, may be in a position to exercise practical control over the outcome of actions requiring shareholder approval, including potential acquisitions, sales and changes in control of the Company.


DEPENDENCE UPON KEY PERSONNEL


     The Company's operations and future success are largely dependent upon its management, and in particular, Mr. Morgenstern, the Company's Chief Executive Officer. The loss of Mr. Morgenstern's services could have a material adverse effect on the Company. The Company maintains a $7.0 million policy of life insurance on Mr. Morgenstern. Such policy secures payment of the Company's 10.0% Convertible Subordinated Notes due 2002 and names Massachusetts Mutual Life Insurance Company and certain of its affiliates as beneficiary. The Company maintains no other policies of life insurance on Mr. Morgenstern nor on other members of management.



LACK OF CASH DIVIDENDS ON COMMON STOCK


     The Company has paid no cash dividends on its Common Stock and does not contemplate doing so in the foreseeable future.


EFFECT OF ANTI-TAKEOVER PROVISIONS


     The Company's Articles of Incorporation and By-Laws contain provisions that could delay, deter or prevent a merger, tender offer or other business combination or change in control involving the Company that some or a majority of the shareholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in such shareholders receiving a premium over the market price of the Common Stock.


EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON MARKET PRICE OF COMMON STOCK



     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock (including shares issued upon the exercise of employee stock options or outstanding warrants or upon conversion of the Company's outstanding Convertible Subordinated Debentures or Convertible Subordinated Notes), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The Company has 6,623,620 shares of Common Stock outstanding, of which 4,882,583 shares are freely tradeable without limitation.

     As of March 31, 1997, approximately 3,704,722 shares of Common Stock were reserved for issuance pursuant to the exercise of outstanding stock options and warrants and the conversion of the Convertible Subordinated Notes and the Debentures. Of these shares, approximately 3,563,910 shares are covered under Registration Statements, including the Registration Statement of which this Prospectus forms a part. As a result, these shares when issued generally will be freely tradeable. An additional 792,266 outstanding shares of Common Stock issued in connection with acquisitions by the Company are covered under such Registration Statement. The existence of this substantial overhang of shares of Common Stock covered under Registration Statements could adversely affect prevailing market prices for the Common Stock.

                                    BUSINESS

GENERAL

     The Company has been engaged in the rental-purchase business since 1981 and currently operates 191 stores that provide brand name merchandise in 14 states and the District of Columbia. The Company offers home entertainment equipment, furniture, major appliances and jewelry to customers under full-service rental-purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. Management believes that these rental-purchase arrangements appeal to a wide variety of customers by allowing them to obtain merchandise that they might otherwise be unable or unwilling to obtain due to insufficient cash resources or lack of access to credit or because they have a temporary, short-term need for the merchandise or a desire to rent rather than purchase the merchandise.

     The Company was formed in 1981 to operate a rental-purchase store in Erie, Pennsylvania. By 1993, as a result of acquisitions and new store openings, the Company was operating 19 stores in three states and had completed its initial public offering. As of December 31, 1996, principally as a result of acquisitions, the Company was operating 108 stores in 11 states and the District of Columbia.

     The Company's principal executive offices are located at 3230 West Lake Road, Erie, Pennsylvania 16505, and its telephone number is (814) 836-0618.

RECENT ACQUISITIONS

          On January 2, 1997, the Company acquired all of the outstanding stock of Bill Coleman TV, Inc. ("Bill Coleman TV") for a purchase price consisting of approximately $6.7 million in cash and an option to purchase 25,000 shares of the Company's Common Stock at an exercise price of $8.875 per share. Bill Coleman TV operated 15 rental-purchase stores in Michigan and had revenues of approximately $8.6 million for the twelve months ended December 31, 1996. On February 6, 1997, the Company acquired all of the outstanding stock of Perry Electronics, Inc. d/b/a Rental King ("Rental King"). Rental King operated 70 rental-purchase stores in Ohio, Michigan, Florida, Colorado, Indiana, West Virginia and Kentucky and had revenues of approximately $24.0 million for the twelve months ended December 31, 1996. The purchase price was $23.0 million consisting of cash and the assumption of liabilities, subject to downward adjustment following a post-closing audit.

     Management believes that the acquisitions of Bill Coleman TV and Rental King provide the Company with certain strategic benefits including increased market share and operating efficiencies in certain regions and improved economies of scale for certain corporate expenses, including purchasing and advertising. Management believes that improved merchandising, marketing and operational methods should improve performance of the acquired stores. There can be no assurance, however, that the acquired stores will perform in accordance with expectations or that the Company will not encounter unanticipated problems or liabilities in connection with these stores. See "Risk Factors--Acquisition Risks."

THE RENTAL-PURCHASE INDUSTRY

     Begun in the mid-to-late 1960s, the rental-purchase business is a relatively new segment of the retail industry offering an alternative to traditional retail installment sales. The rental-purchase industry provides brand name merchandise to customers generally on a week-to-week or month-to-month basis under a full service rental agreement, which in most cases includes a purchase option. The customer may cancel the rental agreement at any time without further obligation by returning the product to the rental-purchase operator.

     APRO, the industry's trade association, estimated that at the end of 1995 the rental-purchase industry comprised approximately 7,500 stores providing 5.4 million products to 2.8 million households in the United States. Management believes that its customers generally have annual household incomes ranging from $20,000 to $40,000. Based on APRO estimates, the rental-purchase industry had gross revenues of $3.9 billion in 1995. The rental-purchase industry is highly fragmented. Based on information from APRO and management estimates, the ten largest industry participants account for approximately 37.5% of total industry stores, with the largest industry participant, Rent-A-Center, accounting for approximately 50.0% of such stores, and management estimates that the majority of the industry consists of operations with fewer than 20 stores. See "--Strategy", "--Competition."

     Rental-purchase operators historically have been financed by a few commercial lenders who specialize in the industry. In recent years, however, a number of these lenders have reduced the amount of debt their customers can carry, limited their business with new operators in the rental-purchase industry or withdrawn from the market altogether. Consequently, many rental-purchase dealers have either attempted to reduce debt by investing more equity in their businesses or attempted to sell their stores and rental contracts to other dealers having greater financial resources. Management believes that this trend toward consolidation of operations in the industry presents an opportunity for well-capitalized rental-purchase operators to acquire additional stores on favorable terms. In addition, management believes that many smaller industry operators lack the management information systems necessary to manage a large, multi-state rental-purchase operation efficiently and profitably.

STRATEGY

     Management believes that the Company's continued success depends on successful implementation of the following business strategies:

   Acquiring and Opening New Stores

     The Company currently intends to expand its operations by acquiring existing stores and opening new stores, both within its present market area and in geographic regions not currently served by the Company. The majority of that expansion is expected to be accomplished through acquisitions. The Company believes that acquisitions can effectively increase the Company's market share and operating efficiencies while simultaneously expanding its customer base. In addition, in pursuing its growth strategies, the Company expects to benefit from both enhanced purchasing power and the ability to exploit economies of scale for certain fixed operational expenses. The Company continually reviews acquisition opportunities, and management believes that a number of acquisition opportunities currently exist. At present, the Company has no plans, proposals, arrangements or understandings with respect to significant acquisitions. In identifying targets for acquisition, the Company intends to focus on operations that complement the Company's existing markets, while remaining open to the possibility of making acquisitions in other areas. The Company has not established formal criteria for potential acquisitions. Generally, however, the Company seeks to acquire rental - purchase businesses that operate profitably and are located in geographic markets that complement the Company's existing stores. The Company seeks to acquire such businesses at purchase prices that will permit the Company a prompt return on its investment in the form of increased earnings. The Company has no formal policy with respect to acquisitions with related entities. To date, no such acquisitions have been considered nor does the Company anticipate considering such acquisitions in the future. Management believes that its senior management has a level of ability and experience that provides the Company with a competitive advantage in the evaluation and consummation of acquisition opportunities. Although the present state of the rental-purchase industry makes acquisition opportunities more economically attractive than the opening of new stores, management anticipates that the consolidation of the industry will cause this attractiveness to diminish over time.


  Customer-Focused Philosophy

     Management believes that through the continued adherence to its "Welcome, Wanted and Important" business philosophy it should be able to increase its new and repeat customer base, and thus the number of units it has on rent, thereby increasing revenues and profits. The "Welcome, Wanted and Important" philosophy is a method by which the Company seeks to create a store atmosphere conducive to customer loyalty. The Company attempts to create this atmosphere through the effective use of advertising and merchandising strategies, by maintaining the clean and well-stocked appearance of its stores, and by providing a high level of customer service (such as the institution of a 1-800-RENTWAY complaint and comment line). The Company's advertising emphasizes brand name merchandise from leading manufacturers. In addition, merchandise selection within each product category is periodically updated to incorporate the latest offerings from suppliers. All acquired stores are promptly evaluated and, if necessary, remodeled. Services provided by the Company to the customer include home delivery and ordinary maintenance and repair services during the term of the contract at no additional charge. Store managers also work closely with each customer in choosing merchandise, setting delivery dates and arranging a suitable payment schedule. As part of the "Welcome, Wanted and Important" philosophy, store managers are empowered, encouraged and trained to make decisions regarding store operations subject only to certain Company-wide operating guidelines and general policies.

  Expanding the Company's Product Lines

     One of the Company's principal strategies is to provide the rental-purchase customer with the opportunity to obtain merchandise of higher quality than the merchandise available from its competitors on competitive terms. To this end, the Company attempts to maintain a broad selection of products while emphasizing higher priced merchandise. The Company intends to continue expanding its offerings of higher priced products in all product areas. Management believes that previous offerings of higher priced products have succeeded in both increasing the Company's profitability and attracting new customers to the Company's existing stores. In addition, the Company selectively tests new merchandise such as personal computers and cellular phones. Management believes that opportunities exist to provide additional or non-traditional merchandise to its customers.

  Monitoring Store Performance

     Each store is provided with a management information system that allows management to track rental and collection activity on a daily basis. The system generates detailed reports that track inventory movement within each product category and the number and frequency of past due accounts and other collection activity. In addition, physical inventories are regularly conducted at each store to ensure the accuracy of the management information system data. Senior management monitors this information to ensure adherence to established operating guidelines. Management believes the Company's management information systems enhance its ability to monitors and affect the operating performance of existing stores and to integrate and improve the performance of newly acquired stores.

  Results-Oriented Compensation

     Management believes that an important reason for its positive financial performance and growth has been the structure of its management compensation system, which provides incentives for both regional and store managers to increase store revenues and profits. As a result, a significant portion of the Company's regional and store managers' total compensation is dependent upon store performance. As further incentive, the Company grants many of its managers stock options in the Company. Management believes that the Company's emphasis on incentive-based compensation has been instrumental in the Company's ability to attract, retain and motivate its regional and store managers.

  Manager Training

     Management believes that well-trained store managers are important to the Company's efforts to maximize individual store performance. The Company employs two full-time trainers who conduct classroom programs in the areas of sales, store operations and personnel management. These training programs often continue for several months and culminate in an exam. The Company also offers its managers the opportunity to attend, at Company expense, leadership and management programs offered by leading management and organization experts.

OPERATIONS

  Company Stores

     The Company currently operates 191 stores in 14 states and the District of Columbia, as follows:

                 Location                          Number of Stores
              Ohio                                        57
              Michigan                                    32
              Pennsylvania                                21
              New York                                    20
              Indiana                                     18
              Maryland                                    9
              Illinois                                    8
              Virginia                                    7
              Florida                                     7
              Delaware                                    4
              Colorado                                    3
              West Virginia                               2
              Kentucky                                    1
              New Jersey                                  1
              Washington, D.C.                            1

     The Company's stores average 3,000 square feet in floor space and are generally located in strip shopping centers in or near low to middle income neighborhoods. Often, such shopping centers offer convenient free parking to the Company's customers. The Company's stores are generally uniform in interior appearance and design and display of available merchandise. The stores have separate storage areas but generally do not use warehouse facilities. In selecting store locations, the Company uses a variety of market information sources to locate areas of a town or city that are readily accessible to low and middle income consumers. The Company believes that within these areas the best locations are in neighborhood shopping centers that include a supermarket. The Company believes this type of location makes frequent rental payments at its stores more convenient for its customers.

  Product Selection

     The Company offers brand name home entertainment equipment (such as television sets, video recorders, video cameras and stereos), furniture, major appliances and jewelry. Major appliances offered by the Company include refrigerators, ranges, washers and dryers. The Company's product line currently includes the Zenith, RCA, Pioneer and JVC brands in home entertainment equipment and the Crosley and Kenmore brands in major appliances. The Company closely monitors customer rental requests and adjusts its product mix to offer rental merchandise desired by customers.

     For the year ended September 30, 1996, payments under rental-purchase contracts for home entertainment products accounted for approximately 44.0% furniture for 27.0%, appliances for 28.0%, and jewelry for 1.0% of the Company's revenues. Customers may request either new merchandise or previously rented merchandise. Previously rented merchandise is typically offered at the same weekly or monthly rental rate as is offered for new merchandise, but with an opportunity to obtain ownership of the merchandise after fewer rental payments. Weekly rentals currently range from $4.59 to $44.95 for home entertainment equipment, from $1.99 to $49.99 for furniture, from $4.59 to $38.99 for major appliances and $3.99 to $30.99 for jewelry.

  Rental-Purchase Agreements

     Merchandise is provided to customers under written rental-purchase agreements that set forth the terms and conditions of the transaction. The Company uses standard form rental-purchase agreements which are reviewed by legal counsel and customized to meet the legal requirements of the various states in which they are intended to be used. Generally, the rental- purchase agreement is signed at the store, but may be signed at the customer's residence if the customer orders the product by telephone and requests home delivery. Customers may elect to rent merchandise on a week- to-week or month-to-month basis. The rental for the first week or month and each succeeding week or month during the term of the agreement is payable in advance. At the end of the initial and each subsequent rental period, the customer retains the merchandise for an additional week or month by paying the required rental or may terminate the agreement without further obligation. If the customer decides to terminate the agreement, the merchandise is returned to the store and is then available for rent to another customer. The Company retains title to the merchandise during the term of the rental-purchase agreement. If a customer rents merchandise for a sufficient period of time, usually 12 to 24 months, ownership is transferred to the customer without further payments being required.

Rental payments are made in cash or by check, money order or credit card. The Company does not extend credit. See "--Government Regulation."

  Product Turnover

     Generally, a minimum rental term of between 12 and 24 months is required to obtain ownership of new merchandise. Based upon merchandise returns for the year ended September 30, 1996, the Company believes that the average period of time during which customers rent merchandise is 16 to 17 weeks. However, turnover varies significantly based on the type of merchandise being rented, with certain consumer electronic products, such as camcorders and VCRs, generally being rented for shorter periods, while appliances and furniture are generally rented for longer periods. At September 30, 1996, the Company's stores contained an average of 1121 items of merchandise per store, of which approximately 829 items were subject to rental-purchase agreements and approximately 292 items were available in inventory, which management believes is representative of the average inventory on rent and idle inventory at any given time. Each rental-purchase transaction requires delivery and pickup of the product, weekly or monthly payment processing and, in some cases, repair and refurbishment of the product. In order to cover the relatively high operating expenses generated by greater product turnover, rental-purchase agreements require larger aggregate payments than are generally charged under installment purchase or credit plans.

  Customer Service

     The Company offers same day delivery and installation of its merchandise at no additional cost to the customer. The Company also provides any required service or repair without charge, except for damage in excess of normal wear and tear. If the product cannot be repaired at the customer's residence, the Company provides a temporary replacement while the product is being repaired. The customer is fully liable for damage, loss or destruction of the merchandise, unless the customer purchases an optional loss/damage waiver. Most of the products offered by the Company are covered by a manufacturer's warranty for varying periods, which, subject to the terms of the warranty, is transferred to the customer in the event that the customer obtains ownership. Repair services are provided through in-house service technicians, independent contractors or under factory warranties. The Company recently introduced Rent-Way Plus, a fee-based membership program that provides special loss and damage protection and an additional two years of service protection on rental merchandise, preferred treatment in the event of involuntary job loss, accidental death and dismemberment insurance and discounted emergency roadside assistance, as well as other discounts on merchandise and services.

  Collections

     Management believes that effective collection procedures are important to the Company's success in the rental-purchase business. The Company's collection procedures increase the revenue per product with minimal associated costs, decrease the likelihood of default and reduce charge-offs. Senior management, as well as store managers use the Company's computerized management information system to monitor cash collections on a daily basis. In the event a customer fails to make a rental payment when due, store management will attempt to contact the customer to obtain payment and reinstate the contract or will terminate the account and arrange to regain possession of the merchandise. However, store managers are given latitude to determine the appropriate collection action to be pursued based on individual circumstances. Depending on state regulatory requirements, the Company charges for the reinstatement of terminated accounts or collects a delinquent account fee. Such fees are standard in the industry and may be subject to state law limitations. See "-- Government Regulation." Despite the fact that the Company is not subject to the federal Fair Debt Collection Practices Act, it is the Company's policy to abide by the restrictions of such law in its collection procedures. Charge-offs due to lost or stolen merchandise were approximately 2.7% and 3.6% of the Company's revenues for the years ended September 30, 1996 and 1995, respectively. The three-year average charge-off rate for the largest chains in the industry reporting to APRO in 1996 was 2.3%.

  Management

     The Company's stores are organized geographically with several levels of management. At the individual store level, each store manager is responsible for customer and credit relations, deliveries and pickups, inventory management, staffing and certain marketing efforts. A Company store normally employs one store manager, one assistant manager, two account managers, one full-time office manager, one full-time delivery and installation technician. The staffing of a store depends on the number of rental-purchase contracts serviced by the store. Each store manager reports to one of 25 regional managers each of whom typically oversees six to eight stores. Regional managers are primarily responsible for monitoring individual store performance and inventory levels within their respective regions. The Company's regional managers, in turn, report to three Directors of Operations, located at the Company's headquarters, who monitor the operations of their respective regions and, through the regional managers, individual store performance. The Directors of Operations report to the Vice President and Chief Operating Officer of the Company who is responsible for overall Company-wide store operations.

     Senior management at the Company's headquarters directs and coordinates purchasing, financial planning and controls, management information systems, employee training, personnel matters and acquisitions. Headquarters personnel also evaluate the performance of each store and conduct on-site reviews.

MANAGEMENT INFORMATION SYSTEM

     The Company believes that its management information system provides it with a competitive advantage over many small rental-purchase operations. The Company uses an integrated computerized management information and control system to track each unit of merchandise and each rental-purchase agreement. The Company's system also includes extensive management software and report generating capabilities. The reports for all stores are reviewed daily by senior management and any irregularities are addressed the following business day. Each store is equipped with a computer system that tracks individual components of revenue, each item in idle and rented inventory, total items on rent, delinquent accounts and other account information. The Company electronically gathers each day's activity report through the computer located at the headquarters office. This system provides the Company's management with access to operating and financial information about any store location or region in which the Company operates and generates management reports on a daily, weekly, month-to-date and year-to-date basis for each store and every rental-purchase transaction. Utilizing the management information system, senior management, regional managers and store managers can closely monitor the productivity of stores under their supervision compared to Company- prescribed guidelines. This system has enabled the Company to expand its operations while maintaining a high degree of control over cash receipts, inventory, merchandise units in repair and customer transactions. To date, the Company has successfully integrated all of its acquired stores into its management information system.

PURCHASING AND DISTRIBUTION

     The Company's general product mix is determined by senior management, based on an analysis of customer rental patterns and introduction of new products on a test basis. Individual store managers are responsible for determining the particular product selection for their store from a list of products approved by senior management. All purchase orders are executed through regional managers and the Company's purchasing department to insure that inventory levels and mix throughout the store regions are appropriate. The Company maintains only minimal warehouse space for storage of merchandise, and merchandise is generally shipped by vendors directly to each store, where it is held for rental.

     The Company purchases its merchandise directly from manufacturers or distributors. The Company generally does not enter into written contracts with its suppliers. Although the Company currently expects to continue its existing relationships, management believes there are numerous sources of products available to the Company, and does not believe that the success of the Company's operations is dependent on any one or more of its present suppliers.

MARKETING

     The Company promotes its products and services primarily through direct mail advertising and, to a lesser extent, through television, radio and secondary print media advertisement. The Company also solicits business by telephoning former and prospective customers. Company advertisements emphasize such features as product and brand name selection, prompt delivery and repair, and the absence of any downpayment, credit investigation or long-term obligation. Advertising expense as a percentage of revenue for the year ended September 30, 1996 was approximately 4.1%. As the Company obtains new stores in its existing markets, the advertising expenses of each store in the market can be reduced by listing all stores in the same market-wide advertisement.

COMPETITION

     The rental-purchase industry is highly competitive. The Company competes with other rental-purchase businesses as well as rental stores that do not offer their customers a purchase option. Competition is based primarily on rental rates and terms, product selection and availability, and customer service. With respect to consumers who are able to purchase a product for cash or on credit, the Company also competes with department stores, discount stores and retail outlets. These competitors may offer an installment sales program or may compete with the Company simply on the basis of product and price. Several competitors in the rental-purchase business are national in scope and have significantly greater financial and operating resources and name recognition than does the Company. Based upon APRO's most recent information and management estimates, the Company's share of the rental-purchase market, based on number of stores, is approximately 2.5%.

PROPERTIES

     The Company leases all of its stores under operating leases that generally have terms of three to five years and require the Company to pay real estate taxes, utilities and maintenance. The Company has optional renewal privileges on most of its leases for additional periods ranging from three to five years at rental rates generally adjusted for increases in the cost of living. There is no assurance that the Company can renew the leases that do not contain renewal options, or that if it can renew them, that the terms will be favorable to the Company. Management believes that suitable store space is generally available for lease and that the Company would be able to relocate any of its stores without significant difficulty should it be unable to renew a particular lease. Management also expects that additional space will be readily available at competitive rates in the event the Company desires to open new stores. The Company's corporate office in Erie, Pennsylvania, which consists of approximately 14,000 square feet, was acquired by the Company in 1995. The Company also leases certain warehouse space in New Castle, Delaware, Buffalo, New York and Pittsburgh, Pennsylvania, and an office building in Erie, Pennsylvania, which is used for storage.

PERSONNEL

     As of March 31, 1997, the Company had approximately 944 employees, of whom 58 are located at the corporate office in Erie, Pennsylvania. None of the Company's employees is represented by a labor union. Management believes its relations with its employees are good.

GOVERNMENT REGULATION

     Forty-five states have enacted laws regulating or otherwise impacting the rental-purchase transaction, including all of the states in which the Company's stores are located, other than New Jersey. These laws generally require certain contractual and advertising disclosures concerning the nature of the transaction and also provide varying levels of substantive consumer protection, such as requiring a grace period for late payments and contract reinstatement rights in the event the agreement is terminated for nonpayment of rentals. No federal legislation has been enacted regulating rental-purchase transactions. See "Risk Factors--Government Regulation."

     The Company instructs its managers in its required procedures through training seminars and policy manuals and believes that it has operated in compliance with the requirements of applicable law in all material respects. In addition, the Company provides its customers with a toll-free number, 1-800-RENTWAY, to telephone corporate headquarters to report any irregularities in service or misconduct by its employees. Any such calls are reviewed daily and are the subject of immediate follow-up investigation by senior management.

SERVICE MARKS

     The Company has registered the "Rent-Way" service mark under the Lanham Act. The Company believes that this mark has acquired significant market recognition and goodwill in the communities in which its stores are located. The service mark "Rent-Way Because There's Really Only One Way" and the related design have also been registered by the Company.

LEGAL PROCEEDINGS

     From time to time the Company is a party to various legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any material litigation, except litigation to which it succeeded to as a result of its acquisition of McKenzie Leasing Corporation in 1995, for which it is being indemnified and held harmless. The Company has been sued in an action brought in New York Supreme Court requesting damages in the amount of $50.0 million arising out of an accident whereby a Company truck struck and injured a child riding a bike. Such action is being defended by the Company's insurance carriers and management believes it has sufficient available insurance coverage such that this action will not have a material adverse effect on the Company's financial condition or results of operations.


RELATED PARTY TRANSACTIONS

     Although the Company has in the past and may in the future enter into transactions with related parties, the Company has adopted no formal policies, procedures or controls with respect to such transactions. Generally, however, the Company requires that any transactions with related entities be on terms no less favorable to the Company than would be available from an unrelated third party.

                                USE OF PROCEEDS

     The Common Stock offered hereby is being offered for the account of the Selling Security Holders. Accordingly, the Company will receive no proceeds from sales of such Common Stock.

                            SELLING SECURITY HOLDERS

     The following table sets forth and certain information regarding the holders of the Common Stock offered hereby based upon information furnished to the Company:


                                                   Number of          Number of
                                                   Shares of          Shares of               Number of                Percentage of
                                                   Common Stock       Common Stock            Shares of                Outstanding
                                                   Owned Prior        Offered for             Common Stock             Common Stock
                                                   to the             Sale in the             Owned After              Owned After
                      Name                         Offering           Offering                the Offering             the Offering
                      ----                         --------           --------                ------------             ------------
Stephens Group, Inc.                               216,353(1)           216,353                    0                        --

Linda K. Goble                                       2,457(1)             2,457                    0                        --

Larry A. Kugler                                     12,686(1)            12,686                    0                        --

David A. Jones                                     120,295(2)           120,295                    0                        --

Marc W. Joseffer(3)                                155,500(2)           155,500                    0                        --

Alice A. Joseffer                                      442(2)               442                    0                        --

Benjamin J. Jesselson 12/18/80
Trust                                               10,000(4)            10,000                    0                        --

Michael G. Jesselson 4/8/71
Trust                                               10,000(4)            10,000                    0                        --

Joel E. Marks                                       10,500(4)            10,500                    0                        --

J W Charles Financial
Services, Inc.                                      13,500(4)            13,500                    0                        --

Steven C. Jacobs                                    21,000(4)            21,000                    0                        --

Bertram Fagenson                                    10,000(4)           10,000                    0                        --

Starr Securities Target
Benefit Plan                                        20,000(4)           20,000                    0                        --

Richard Kandel                                      47,500(4)(5)        47,500                    0                        --

Bernie Fine                                         15,000(5)           15,000                    0                        --

Milan Glumidge                                       7,500(5)            7,500                    0                        --

Bernard Goldberg                                    15,000(5)           15,000                    0                        --

Benjamin Zucker Trust                               37,500(5)           37,500                    0                        --

Massachusetts Mutual Life
Insurance Company                                  346,810(6)          346,810                    0                        --

MassMutual Corporate Investors                     231,207(6)          231,207                    0                        --

MassMutual Participation
Investors                                          115,603(6)          115,603                    0                        --

MassMutual Corporate Value
Partners Limited                                   115,603(6)          115,603                    0                        --

--------------------------------------------------

(1) Represents shares acquired in connection with the Company's acquisition of McKenzie Leasing Corporation in July 1995.

(2) Represents shares acquired in connection with the Company's acquisition of D.A.M.S.L. Corp. in May 1994.

(3) Mr. Joseffer is a director of the Company and was employed by the Company from May 1994 through May 1996. Since May 1996, Mr. Joseffer has acted as a consultant to the Company.

(4) Represents shares issuable on exercise of outstanding warrants to purchase Common Stock of the Company dated October 30, 1992.

(5) Represents shares issuable on exercise of outstanding warrants to purchase Common Stock of the Company dated August 12, 1993.

(6) Represents shares issuable on conversion of the Company's 10.0% Convertible Subordinated Notes due 2002 and issuable on exercise of outstanding warrants to purchase Common Stock of the Company dated July 15, 1995.

     Except as noted above, none of the Selling Security Holders has had any position, office or material relationship with the Company within the past three years, other than as a result of the ownership of the Common Stock, or the ownership of the securities convertible into or exercisable for the Common Stock, offered hereby.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Company has been advised by the Selling Security Holders that the Selling Security Holders may sell all or a portion of the Common Stock offered hereby from time to time on terms to be determined at the times of such sales, including without limitation, in brokerage transactions in the over-the-counter market at prices and terms prevailing at the time of sale. The Selling Security Holders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Security Holders may from time to time offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and the purchasers of the Common Stock for whom they may act as agent. The aggregate proceeds to the Selling Security Holders from the sale of the Common Stock will be the purchase price of such Common Stock less commissions, if any. There is no assurance that the Selling Security Holders will sell any or all of the Common Stock offered hereby.

     The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of such Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under certain circumstances, the Company has agreed to indemnify and hold the Selling Security Holders harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Common Stock offered hereby.

     The Company will pay all expenses incident to this offering of the Common Stock to the public other than underwriting discounts and selling commissions and fees.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Common Stock offered hereby will be passed upon for the Company by Hodgson, Russ, Andrews, Woods & Goodyear LLP, Buffalo, New York.

                                    EXPERTS

     The balance sheet as of September 30, 1996 and the related statements of income, shareholders' equity, and cash flows for the years ended September 30, 1996 and 1995 of Rent-Way, Inc., and the balance sheets as of December 31, 1996 and 1995 and the related statements of operations, shareholders' equity and cash flows for the years then ended of Perry Electronics, Inc. (dba Rental King), all incorporated by reference in this Registration Statement and Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR

SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be incurred in connection with the offering are set forth below. The Selling Security Holders will not pay any expenses of the offering.

SEC registration fee.....................................................   $12,119.40
Accounting fees and expenses.............................................     1,000.00*
Legal fees and expenses..................................................    25,000.00*
Nasdaq National Market listing fee.......................................    45,364.74
Miscellaneous............................................................     5,000.00*

    Total................................................................   $88,484.14
                                                                            ==========

-----------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The provisions of Sections 1741 through 1750 of the Pennsylvania Business Corporation Law provide that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a representative of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. To the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, the corporation is required by the Pennsylvania Business Corporation Law to indemnify them against expenses actually and reasonably incurred by them in connection with such defense.

     The Company's By-Laws provide that it shall indemnity its officers and directors against claims arising from actions taken in their official capacity except where the conduct giving rise to the claim is finally determined by a court or in arbitration to have constituted willful misconduct or recklessness or to have involved the receipt from the Company of a personal benefit to which the officer or director was not entitled, or where such indemnification has been determined in a final adjudication to be unlawful. The Company may create a fund, trust or other arrangement to secure the indemnification. In addition, the Company is required to pay the expenses of defending the claim in advance of final adjudication upon the receipt of an undertaking by the officer or director to repay such advanced amounts if it is ultimately determined that the officer or director is not entitled to be indemnified. These provisions of the By-Laws are expressly permitted pursuant to the Pennsylvania Business Corporation Law.

     The Selling Security Holders have agreed to indemnify the Company and its directors, officers and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission in the Registration Statement based on information relating to the Selling Security Holders furnished in writing by such Selling Security Holders for use in the Registration Statement.

ITEM 16.  EXHIBITS

Exhibit
No.            Description
-------        -----------


4.1(1) Indenture, dated as of February 4, 1997, between the Company and Manufacturers and Traders Trust Company, as Trustee, in respect of the Company's 7.0% Convertible Subordinated Debentures Due 2007

4.2(1)  Form of 7.0% Convertible Subordinated Debenture Due 2007 of the Company

5.1(1)  Opinion of Hodgson, Russ, Andrews, Woods &
        Goodyear, LLP

12.1(2) Statement Regarding Computation of Earnings to
        Fixed Charges

23.1(1) Consent of Hodgson, Russ, Andrews, Woods &
        Goodyear, LLP (included in Exhibit 5.1)

23.2(2) Consent of Coopers & Lybrand L.L.P.

24.1(1) Power of Attorney (included on signature page to this Registration Statement)

25.1(1) Statement of Eligibility of Trustee on Form T-1

-------------
(1) Previously filed, as of May 9, 1997, as an exhibit to the Company's Registration Statement on Form S-3 (No. 333-26835)

(2)  Filed herewith.

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The Company also hereby undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That for the purposes of determining any liability under the Securities Act, each such post-effective shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Company Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Erie, State of Pennsylvania, on June 13, 1997.


                                        RENT-WAY, INC.


                                        By: /s/ Jeffrey A. Conway
                                           --------------------------------
                                           Jeffrey A. Conway, Vice President





     In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signature                                             Title                                        Date
---------                                             -----                                        ----


/s/ Gerald A. Ryan*                                   Chairman of the Board                        June 13, 1997
--------------------------                            and Director
Gerald A. Ryan

/s/ William E. Morgenstern*                           President, Chief Executive                   June 13, 1997
---------------------------                           Officer and Director
William E. Morgenstern                                (Principal Executive
                                                      Officer)

/s/ Jeffrey A. Conway                                 Vice President and Chief                     June 13, 1997
--------------------------                            Financial Officer
Jeffrey A. Conway                                     (Principal Financial and
                                                      Accounting Officer)



/s/ Marc W. Joseffer*                                  Director                                   June 13, 1997
--------------------------
Marc W. Joseffer

/s/ William Lerner*                                    Director                                   June 13, 1997
--------------------------
William Lerner

/s/ Vincent A. Carrino*                                Director                                   June 13, 1997
--------------------------
Vincent A. Carrino

/s/ Robert B. Fagenson*                                Director                                   June 13, 1997
--------------------------
Robert B. Fagenson

*By: /s/ Jeffrey A. Conway
     ---------------------
     Jeffrey A. Conway,
     Attorney-in-Fact



                                 EXHIBIT INDEX

Exhibit
No.                    Description
-------                -----------


4.1(1) Indenture, dated as of February 4, 1997, between the Company and Manufacturers and Traders Trust Company, as Trustee, in respect of the Company's 7.0% Convertible Subordinated Debentures Due 2007

4.2(1)  Form of 7.0% Convertible Subordinated Debenture
        Due 2007 of the Company

5.1(1)  Opinion of Hodgson, Russ, Andrews, Woods &
        Goodyear, LLP

12.1(2) Statement Regarding Computation of Earnings to
        Fixed Charges

23.1(1) Consent of Hodgson, Russ, Andrews, Woods &
        Goodyear, LLP (included in Exhibit 5.1)

23.2(2) Consent of Coopers & Lybrand L.L.P.

24.1(1) Power of Attorney (included on signature page to this Registration Statement)

25.1(1) Statement of Eligibility of Trustee on Form T-1

-------------
(1) Previously filed, as of May 9, 1997, as an exhibit to the Company's Registration Statement on Form S-3 (No. 333-26835)

(2)  Filed herewith.